                                                                                                                                        Exhibit 99

PREMIER COMMUNITY BANKSHARES, INC.

2002 LONG-TERM INCENTIVE PLAN

            1.    Purpose. The Plan is intended to aid Premier Community Bankshares, Inc. (the Company) and its subsidiaries in attracting and retaining directors, key executive officers and management personnel with exceptional ability by enabling such directors, executive officers and management personnel to acquire a proprietary interest in the Company and to have an additional incentive to promote its success, as well as to encourage them to remain in the employ of the Company or a Subsidiary. The Plan is intended to provide Participants with stock based incentive compensation which is not subject to the deduction limitation rules set forth under Section 162(m) of the Code, and should be construed to the extent possible as providing for remuneration which is "performance based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

        2.    Definitions. The following terms shall have the meanings set forth below unless the context requires a different meaning.

              (a)    "Agreement" means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Option granted to such Participant.

                (b)    "Board" means the Board of Directors of the Company.

                (c)     "Code" means the Internal Revenue Code of 1986, as amended.

               (d)     "Committee" means such committee comprised solely of two or more members of the Board, including the full Board, as may be appointed by the Board to administer the Plan. A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of those members voting.

                (e)       "Common Stock " means the common stock of the Company.

                (f)        "The Company " means Premier Community Bankshares, Inc.

                (g)       "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                (h)       "Fair Market Value" means, on any given date, the average of the best bid and asked prices as reported by NASDAQ, or any successor national securities exchange, on such date if it is a trading date, or if not, the first trading date prior to such date. If such method is inapplicable for any reason, the Fair Market Value shall be determined by the Committee using any reasonable method in good faith.

                (i)        "Grant Date" means the date as of which an Option is granted under the Plan.

                (j)       "Incentive Stock Option" means an Option that qualifies as an Incentive Stock Option under Section 422 of the Code.

                  (k)      "Nonqualified Stock Option" means an Option which is not an Incentive Stock Option.

                 (l)       "Option" means the right of the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement, which right shall be designated as either an Incentive Stock Option or a Nonqualified Stock Option.

                  (m)     "Participant" means an employee or director of the Company or a Subsidiary who satisfies the requirements of Paragraph 3 and is selected by the Committee to receive an Option.

                  (n)      "Plan" means the Premier Community Bankshares, Inc. 2002 Long-Term Incentive Plan, as may be amended and restated from time to time.

                   (o)      "Prior Plan " means the Marathon Financial Corporation 1996 Long-Term Incentive Plan.

                   (p)     "Subsidiary" means any corporation at least 50% of the total combined voting power of which is owned by the Company, either directly or through one or more of its Subsidiaries, within the meaning of Section 424(f) of the Code and rules and regulations thereunder.

        3.    Eligibility. Any employee or director of the Company or any of its Subsidiaries is eligible to be granted one or more Options at any time and from time to time.

        4.    Shares Available. The aggregate number of shares which may be issued to Participants under the Plan shall be:

                (a)      440,000 shares; plus

               (b)     The number of shares available under the Prior Plan that are not subject to awards under the Prior Plan; plus

                (c)    Any shares that are represented by awards or portions of awards under the Plan or Prior Plan that are forfeited, expired, canceled or settled without the issuance of shares, provided, however, that in no event may the shares for which awards may be granted under the Plan exceed ten percent (10%) of the issued and outstanding shares of common stock of the Company at any time. Upon a stock-for-stock exercise of Options, only the net number of shares received will be considered utilized.

The aggregate number of shares with respect to which Options may be awarded to any individual Participant under the Plan shall not exceed 45,000 shares for any five consecutive fiscal years during which the Plan is in effect.

        5.    Administration. The Plan shall be administered by the Committee, which shall have all the powers necessary for such administration, including without limitation, the power:

                (a)     Solely to determine, consistent with the terms and conditions of the Plan, annually or otherwise from time to time (i) which employees or directors of the Company or its Subsidiaries shall be Participants to whom Options shall be granted; (ii) the number of shares which may be purchased under each Option; (iii) the per share Option exercise price; (iv) the duration of Options; (v) the time or times at which each Option may be exercised; and (vi) whether Options shall be Incentive Stock Options or Nonqualified Stock Options.

                (b)     To interpret the Plan, to prescribe, amend and rescind rules, regulations and guidelines relating to it, and to make all other determinations necessary or advisable for its administration, all of which decisions made or actions taken shall be binding and conclusive; and

                (c)     To keep, or cause to be kept, appropriate records of all determinations made and actions taken pursuant to the Plan.

                        The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. No member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement or Option.

        6.    Terms and Conditions of Options. Each Option granted by the Committee shall be evidenced by an Agreement in such form as the Committee from time to time shall approve, subject to the following terms and conditions:

                (a)     Each Agreement shall state whether the Option granted is an Incentive Stock Option or a Nonqualified Stock Option, and shall state the number of shares to which the Option pertains.

                (b)     The Option exercise price shall in no case be less than 100% of the Fair Market Value of Common Stock on the Grant Date.

                (c)     Unless otherwise provided by the Committee, the term of each Option shall be ten (10) years from the Grant Date, except for the restrictions set forth in (d) below.

                (d)     In the case of an Incentive Stock Option granted to an individual who owns more than 10% of the combined voting power of all classes of stock of the Company within the meaning of Section 422(b)(6) of the Code and the rules and regulations thereunder, the Option exercise price shall be at least 110% of the Fair Market Value on the Grant Date, and the term of such Option shall be five (5) years.

                (e)     Subject to provisions relative to their termination and limitations on their exercise, Options may be exercised as to all or, from time to time, any part of the total number of shares to which the right to purchase has accrued upon written notice of the exercise to the Company in such form as the Committee may prescribe; provided, however, that no Option may be exercised at any one time as to less than 100 shares of Common Stock unless any smaller number of shares represents the balance then currently exercisable, in which case such balance may be exercised without regard to any minimum share limitation.

                (f)      No Incentive Stock Option may be granted more than 10 years from the Effective Date of the Plan.

               (g)     The aggregate Fair Market Value (determined at the time the Incentive Stock Options are granted) of the Common Stock with respect to which Incentive Stock Options granted under the Plan are exercisable for the first time by the Participant during any calendar year may not exceed $100,000 or such lesser or greater amount as shall be specified in Section 422 of the Code and the rules and regulations thereunder.

                (h)     Payment of the purchase price may be made in cash or, with the consent of the Committee, by delivery (either actually or by attestation) of shares of Common Stock owned by the Participant valued at Fair Market Value on the date of exercise of the Option, or, with the consent of the Committee, a combination thereof. The exercise of Options may be facilitated through the efforts of brokers utilizing cashless exercise loan or sales procedures, all at the discretion of the Committee. In any event, a portion of the shares of Common Stock otherwise issuable to the Participant upon exercise of the Option shall be withheld by the Company to satisfy any required tax withholding consequences of the exercise of the Option.

        7.    Non-Transferability. No Option granted under this Plan shall be transferrable or assignable other than by will or the laws of descent and distribution, except that the Committee may provide for the transferability of particular grants:

                (a)     By gift or other transfer to either (1) a spouse or other immediate family member, or (2) any trust or estate in which the original Participant or such person's spouse or other immediate family member has a substantial interest;

                (b)     Pursuant to a qualified domestic relations order; or

                (c)     As may otherwise be permitted by Rule 16b-3 promulgated under the Securities Exchange Act of 1934.

        8.    Adjustment Upon Change in Common Stock. If the Company effects one or more stock dividends, stock splits, consolidations of shares, or other similar changes in capitalization with a record date after the effective date of the Plan, the maximum number of shares as to which Options may be granted under the Plan to each Participant, and to all Participants, and the number and Option price of the shares subject to Options then outstanding, shall be proportionately adjusted. The Committee shall likewise make equitable adjustments in the number and Option price of the shares which may become subject to Options thereafter granted.

        9.    Corporate Reorganization. If there shall be a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation (other than a transaction covered by paragraph 8) within the provisions of Section 424 of the Code or corresponding subsequent provisions, and if such transaction shall affect the Common Stock, there shall be substituted for the Options under this Plan, new Options or the assumption thereof, with necessary changes in the number, kind or price required by such transaction, so that the Participant shall receive under such new Options or upon such assumption the same benefits as he would have received had such transaction not occurred.

        10.    Compliance with Law and Approval of Regulatory Authorities. No Option shall be exercisable, no Common Stock shall be delivered, and no payment shall be made under this Plan, except in compliance with all applicable federal and state laws and regulations. The Company shall have the right to rely on the advice of counsel as to such compliance. Any certificates issued to evidence Common Stock for which an Option is exercised may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Option shall be exercisable, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

        11.    General Provisions. Neither the adoption of this Plan, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or a Subsidiary, or in any way affect any right or power of the Company or a Subsidiary to terminate the employment of any employee at any time with or without cause. The establishment of the Plan does not confer upon any employee any legal or equitable right against the Company, any Subsidiary, or the Committee, except as expressly provided in the Plan.

        12.    Amendment. The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of shares that may be issued pursuant to the exercise of Options, (ii) the amendment materially modifies the requirements as to the eligibility for participation in the Plan; or (iii) the amendment materially increases the benefits accruing to Participants.

        13.    Effective Date and Duration of Plan. This Plan shall be effective as of the date it is approved by the Company's shareholders. Unless previously terminated by the Board, the Plan shall expire at the close of business on the tenth anniversary of such stockholder approval.

                If the Plan is not approved, the Prior Plan shall remain in effect until all shares authorized thereunder have been issued. If the Plan is approved, no additional grants would be made under the Prior Plan.